NUVEEN EXCHANGE-TRADED FUNDS

(except Nuveen Municipal Value Fund, Inc.)

Terms and Conditions of the Dividend Reinvestment Plan

This Dividend Reinvestment Plan for the Nuveen Exchange-Traded Funds set forth on Exhibit A attached hereto (each, a “Fund”) provides for reinvestment of Fund distributions, consisting of income dividends, returns of capital and capital gain distributions paid by the Fund, on behalf of Fund shareholders electing to participate in the Plan (“Participants”) by State Street Bank (“State Street “), the Plan Agent, in accordance with the following terms:

1. State Street will act as Agent for Participants and will open an account for each Participant under the Dividend Reinvestment Plan in the same name as the Participant’s shares are registered, and will put into effect for each Participant the distribution reinvestment option of the Plan as of the first record date for a distribution to shareholders after State Street receives the Participant’s authorization so to do, either in writing duly executed by the Participant or by telephone notice satisfying such reasonable requirements as State Street and the Fund may agree. In the case of shareholders who hold shares for others who are the beneficial owners, State Street will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount registered in the record shareholder’s name and held for the account of beneficial owners who are Participants.

2. Whenever the Fund declares a distribution payable in shares or cash at the option of the shareholders, each Participant shall take such distribution entirely in shares and State Street shall automatically receive such shares, including fractions, for the Participant’s account, except in circumstances described in Paragraph 3 below. Except in such circumstances, the number of additional shares to be credited to each Participant’s account shall be determined by dividing the dollar amount of the distribution payable on the Participant’s shares by the greater of net asset value or 95% of current market price per share on the payable date for such distribution.

3. Should the net asset value per Fund share exceed the market price per share on the day for which trades will settle on the payment date for such distribution (the “Valuation Date”) for a distribution payable in shares or in cash at the option of the shareholder, or should the Fund declare a distribution payable only in cash, each Participant shall take such distribution in cash and State Street shall apply the amount of such distribution to the purchase on the open market of shares of the Fund for the Participant’s account. Such Plan purchases shall be made as early as the Valuation Date, under the supervision of the investment adviser. If the shares start trading at or above net asset value before the Plan Agent has completed its purchases, the Plan Agent may cease purchasing shares in the open market, and may invest the uninvested portion in new shares at a price equal to the greater of (i) net asset value per Common Share determined on the last business day immediately prior to the purchase date (ii) 95% of the market price on the last business day immediately prior to the purchase date. State Street shall complete such Plan purchases or share issuance no more than 30 days after the Valuation Date, except where temporary curtailment or suspension of purchases and issuance is necessary to comply with applicable provisions of federal securities law.

4. For the purpose of this Plan, the market price of the Fund’s shares on a particular date shall be the last sale price on the Exchange where it is traded on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date.

5. Open-market purchases provided for above may be made on any securities exchange where the Fund’s shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as State Street shall determine. Participants’ funds held uninvested by State Street will not bear interest, and it is understood that, in any event, State Street shall have no liability in connection with any inability to purchase shares within 30 days after the Valuation Date as herein provided, or with the timing of any purchases affected. State Street shall have no responsibility as to the value of the Fund’s shares acquired for Participants’ accounts. State Street may commingle all Participants’ amounts to be used for open-market purchases of Fund shares and the price per share allocable to each Participant in connection with such purchases shall be the average price (including brokerage commissions and other related costs) of all Fund shares purchased by State Street as Agent.

6. State Street may hold each Participant’s shares acquired pursuant to this Plan, together with the shares of other Participants, in non-certificated form in State Street’s name or that of its nominee. State Street will forward to each

Participant any proxy solicitation material and will vote any shares so held only in accordance with proxies returned to the Fund.

7. State Street will confirm to each Participant each acquisition made for the Participant’s account as soon as practicable but not later than 60 days after the date thereof. State Street will deliver to any Participant upon request, without charge, a certificate or certificates for his full shares. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, and distributions on fractional shares will be credited to the Participant’s account, no certificates for a fractional share will be issued. In the event of termination of a Participant’s account under the Plan, State Street will adjust for any such undivided fractional interest at the market value of the Fund’s shares at the time of termination.

8. Any stock dividends or split shares distributed by the Fund on full and fractional shares held by State Street for a Participant will be credited to the Participant’s account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to that Participant.

9. State Street’s service fee for handling reinvestment of distributions pursuant hereto will be paid by the Fund. Participants will be charged their pro rata shares of brokerage commissions on all open market purchases.

10. Each Participant may terminate his account under the Plan by notifying State Street of his intent so to do, such notice to be provided either in writing duly executed by the Participant or by telephone in accordance with such reasonable requirements as State Street and the Fund may agree. Such termination will be effective immediately if notice is received by State Street not less than ten days prior to any distribution record date for the next succeeding distribution; otherwise such termination will be effective shortly after the investment of such distribution with respect to all subsequent distributions. The Plan may be terminated by the Fund or State Street upon at least 90 days prior notice. Upon any termination, State Street will cause a certificate or certificates for the full shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to the Participant without charge. If any Participant elects in advance of such termination to have State Street sell part or all of his shares, State Street is authorized to deduct from the proceeds a $2.50 fee plus the brokerage commissions incurred for the transaction.

11. These terms and conditions may be amended or supplemented by State Street or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, State Street receives notice of the termination of such Participant’s account under the Plan in accordance with the terms hereof. Any such amendment may include an appointment by State Street in its place and stead of a successor Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

12. The automatic reinvestment of distributions to shareholders does not relieve Participants of an federal, state or local taxes which may be payable (or required to be withheld on distributions to shareholders). Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

13. State Street shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

14. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

Nuveen Municipal Income Fund, Inc.

Nuveen California Municipal Income Fund, Inc.

Nuveen New York Municipal Income Fund, Inc.

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Performance Plus Municipal Fund, Inc.

Nuveen Municipal Advantage Fund, Inc.

Nuveen Municipal Market Opportunity Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

Nuveen Insured Quality Municipal Fund, Inc.

Nuveen Select Quality Municipal Fund, Inc.

Nuveen Quality Income Municipal Fund, Inc.

Nuveen Insured Opportunity Municipal Fund, Inc.

Nuveen Premier Municipal Income Fund, Inc.

Nuveen Premier Insured Municipal Income Fund, Inc.

Nuveen Premium Income Municipal Fund 2, Inc.

Nuveen Premium Income Municipal Fund 4, Inc.

Nuveen Insured Premium Income Municipal Fund, Inc.

Nuveen Insured Premium Income Municipal Fund 2

Nuveen Dividend Advantage Municipal Fund

Nuveen Dividend Advantage Municipal Fund 2

Nuveen Dividend Advantage Municipal Fund 3

Nuveen Insured Dividend Advantage Municipal Fund

Nuveen Select Maturities Fund

Nuveen California Municipal Value Fund, Inc.

Nuveen California Performance Plus Municipal Fund, Inc.

Nuveen California Municipal Market Opportunity Fund, Inc.

Nuveen California Investment Quality Municipal Fund, Inc.

Nuveen California Select Quality Municipal Fund, Inc.

Nuveen California Quality Income Municipal Fund, Inc.

Nuveen Insured California Premium Income Municipal Fund, Inc.

Nuveen Insured California Premium Income Municipal Fund 2, Inc.

Nuveen Insured California Dividend Advantage Municipal Fund

Nuveen California Premium Income Municipal Fund

Nuveen California Dividend Advantage Municipal Fund

Nuveen California Dividend Advantage Municipal Fund 2

Nuveen California Dividend Advantage Municipal Fund 3

Nuveen Florida Investment Quality Municipal Fund

Nuveen Florida Quality Income Municipal Fund

Nuveen Insured Florida Premium Income Municipal Fund

Nuveen New Jersey Investment Quality Municipal Fund, Inc.

Nuveen New Jersey Premium Income Municipal Fund, Inc.

Nuveen New Jersey Dividend Advantage Municipal Fund

Nuveen New Jersey Dividend Advantage Municipal Fund 2

Nuveen New York Municipal Value Fund, Inc.

Nuveen New York Performance Plus Municipal Fund, Inc.

Nuveen New York Investment Quality Municipal Fund, Inc.

Nuveen New York Select Quality Municipal Fund, Inc.

Nuveen New York Quality Income Municipal Fund, Inc.

Nuveen Insured New York Premium Income Municipal Fund, Inc.

Nuveen Insured New York Dividend Advantage Municipal Fund

Nuveen New York Dividend Advantage Municipal Fund

Nuveen New York Dividend Advantage Municipal Fund 2

Nuveen Pennsylvania Investment Quality Municipal Fund

Nuveen Pennsylvania Premium Income Municipal Fund 2

Nuveen Pennsylvania Dividend Advantage Municipal Fund

Nuveen Pennsylvania Dividend Advantage Municipal Fund 2

Nuveen Arizona Premium Income Municipal Fund, Inc.

Nuveen Arizona Dividend Advantage Municipal Fund

Nuveen Arizona Dividend Advantage Municipal Fund 2

Nuveen Arizona Dividend Advantage Municipal Fund 3

Nuveen Connecticut Premium Income Municipal Fund

Nuveen Connecticut Dividend Advantage Municipal Fund

Nuveen Connecticut Dividend Advantage Municipal Fund 2

Nuveen Connecticut Dividend Advantage Municipal Fund 3

Nuveen Georgia Premium Income Municipal Fund

Nuveen Georgia Dividend Advantage Municipal Fund

Nuveen Georgia Dividend Advantage Municipal Fund2

Nuveen Maryland Premium Income Municipal Fund

Nuveen Maryland Dividend Advantage Municipal Fund

Nuveen Maryland Dividend Advantage Municipal Fund 2

Nuveen Maryland Dividend Advantage Municipal Fund 3

Nuveen Massachusetts Premium Income Municipal Fund

Nuveen Massachusetts Dividend Advantage Municipal Fund

Nuveen Michigan Quality Income Municipal Fund, Inc.

Nuveen Michigan Premium Income Municipal Fund, Inc.

Nuveen Michigan Dividend Advantage Municipal Fund

Nuveen Missouri Premium Income Municipal Fund

Nuveen North Carolina Premium Income Municipal Fund

Nuveen North Carolina Dividend Advantage Municipal Fund

Nuveen North Carolina Dividend Advantage Municipal Fund 2

Nuveen North Carolina Dividend Advantage Municipal Fund 3

Nuveen Ohio Quality Income Municipal Fund, Inc.

Nuveen Ohio Dividend Advantage Municipal Fund

Nuveen Ohio Dividend Advantage Municipal Fund 2

Nuveen Ohio Dividend Advantage Municipal Fund 3

Nuveen Texas Quality Income Municipal Fund

Nuveen Virginia Premium Income Municipal Fund

Nuveen Virginia Dividend Advantage Municipal Fund

Nuveen Virginia Dividend Advantage Municipal Fund 2

Nuveen Select Tax-Free Income Portfolio

Nuveen Select Tax-Free Income Portfolio 2

Nuveen Select Tax-Free Income Portfolio 3

Nuveen California Select Tax-Free Income Portfolio

Nuveen New York Select Tax-Free Income Portfolio

Nuveen Insured Tax-Free Advantage Municipal Fund

Nuveen Insured California Tax-Free Advantage Municipal Fund

Nuveen Insured Florida Tax-Free Advantage Municipal Fund

Nuveen Insured Massachusetts Tax-Free Advantage Municipal Fund

Nuveen Insured New York Tax-Free Advantage Municipal Fund

Nuveen Municipal High Income Opportunity Fund